Exhibit 1

AGREEMENT OF JOINT FILING

(CION INVESTMENT CORPORATION)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of January 10, 2013.

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP Ltd
its general partner

By:	/s/ Jessica L. Lomm
Name:	Jessica L. Lomm
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III GP LTD

By:	/s/ Jessica L. Lomm
Name:	Jessica L. Lomm
Title:	Vice President